Exhibit 10.17

PERSONAL EMPLOYMENT AGREEMENT

BETWEEN NANOVIBRONIX AND Dr. JONA ZUMERIS

AGREEMENT made as of March 1, 2008, between NANO VIBRONIX (ISRAEL) LTD., an Israeli corporation, having an office at 47 Haatasia St. POB 515 Nesher, Israel 36603, (the "Company"), which is a wholly-owned subsidiary of NANOVIBRONIX Inc., a Delaware corporation with an office at 601 Chestnut Street, Cedarhurst, NY 11516, and Dr. Jona Zumeris (the "Employee").

WHEREAS, the Company desires to engage the Employee in the position described in Exhibit A, and the Employee represent that he/she has the requisite skill and knowledge to serve as such.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1. EMPLOYMENT AND DUTIES

1.1 The Company hereby appoints the Employee to act in the position described in Exhibit A. The Employee shall report regularly to the CEO of the Company with respect to Employee's activities.

1.2 During the term of Employment hereunder, Employee's employment shall be on a full time basis.

In the fulfillment of his position in the Company, Employee shall devote his full attention and use his experience faithfully to the Company, shall be available for work at all reasonable times, according to the Company’s policy and requirements, or in any work or other engagement which might be in conflict with the interests of the Company, or might harm his work with the Company, unless he has obtained prior written consent to such engagement from the Company. It is understood that Employee may undertake strictly volunteer activities on behalf of recognized charity non-profit institutions, provided such activities do not harm or create conflicts of any kind with his work with the Company.

However, employee may serve on Boards of Directors of other companies as long as there is no conflict of interest.

1.3 It is agreed between the parties that the duties and responsibilities of the Employee hereunder are of a managerial and administrative nature and require a special degree of personal confidence, within the meaning of the Rest and Work Hours Law, 5711-1951 (the “Work Hours Law”). As such, the provisions of the Work Hours Law shall not apply to this Agreement.

1.4 Employee shall perform Employee's duties hereunder at the Company's facilities in Israel, but understands and agrees that Employee's position may involve extensive travel abroad.

2. TERM OF EMPLOYMENT

2.1 The initial term of employment under this Agreement shall begin on the date set forth in Exhibit A (the "Employment Date") and shall continue until it is terminated as hereafter provided.

2.2 The Company may terminate this Agreement and the employment relationship hereunder at its discretion at any time by giving the Employee 90 days prior written notice. The Employee may terminate this Agreement and the employment relationship hereunder at Employee's discretion at any time by giving the Company 90 days prior written notice.

2.3 During the period following notice of termination by either party, this Agreement shall remain in full force and effect and there shall be no change in Employee's position with the Company or any obligations hereunder, unless otherwise determined by the Company in a written notice to Employee, and the Employee shall cooperate with the Company and use Employee's best efforts to assist the integration into the Company's organization of the person or persons who will assume the Employee's responsibilities.

3. SALARY

3.1 The Company shall pay the Employee a gross (“brutto”) monthly salary in the amount of New Israeli Shekels (“NIS”), set forth in Exhibit A. (the "Salary"), which shall be paid 12 times annually (hereinafter "basic salary").

3.2 Payment of the Salary shall be made no later then the 10th day of each calendar month after the month for which the salary is being made. The Company shall deduct all required taxes and similar payments from the Salary and from all other payments made to the Employee.

3.3 The parties accept and agree that the basic salary is an accurate and just consideration for the responsibility and assignments the Employee is about to undertake and that an additional amount had been taken into account within the calculations of the basic salary and the other benefits Employee may be granted, as a special remuneration for both, overtime and extra work beyond regular work time as well as his obligation for non-competition. To remove any doubt, Employee waives and removes in advance any argument and/or claim, as he may have if at all, for additional remuneration of any kind, due to overtime or extra work on weekends or on any irregular working times, or against his obligation for non-competition.

4. INSURANCE AND SOCIAL BENEFITS

4.1 The Company shall insure the Employee: under an accepted "Manager's Insurance Scheme" or "Pension Fund" to be selected by the Employee; (hereinafter referred to as the "Insurance Scheme") as follows: (i) the Company shall pay an amount equal to 5% of the Salary towards a fund for insurance or pension, and shall deduct 5% from the Salary and pay such amount towards the Insurance Scheme for the Employee's benefit; (ii) the Company shall also contribute 2.5% towards insurance for the event of loss of working ability (Ovdan Kosher Avoda) in accordance with Company policy; and (iii) the Company shall pay an amount equal to 8.33% of the Salary towards a fund for severance compensation.

4.2 The Company and the Employee shall maintain an advanced study fund (Keren Hishtalmut Fund). The Company shall contribute to such Fund an amount equal to 7.5% of the Salary, and the Employee shall contribute to such fund an amount equal to 2.5% of the Salary. Employee hereby instructs the Company to transfer to such fund the amount of the Employee's and the Company's contribution from each monthly salary payment. For any amounts contributed by the Company and the Employee in terms hereof which exceed the maximum permitted under the Law for tax purposes (the “Excess Amounts”), the Company shall deposit such Excess Amounts into the advanced study fund, and the Employee shall bear all taxes arising from the Excess Amounts. (It is further agreed and acknowledged by the Employee that any Excess Amounts shall in no way be deemed to form part of the Salary and the Employee shall have no claim against the Company for any severance pay or any social or other employment benefits arising from or based upon the Excess Amounts.)

4.3 Upon termination of this Agreement by the Company or by the Employee, other than in circumstances justifying the non-payment of severance pay under applicable law, the Company shall assign and transfer to the Employee, after Employee has met all of Employee's obligations including, but not limited to, transfer all the information related to his job, to his replacement as the company shall assign, hereunder in connection with such termination of employment, the ownership in the aforesaid Manager's Insurance Scheme and Keren Hishtalmut Fund. In the event that this Agreement is terminated in circumstances justifying the non-payment of severance pay under applicable law, the Company, in its absolute discretion, may retain its payments to the aforesaid Manager’s Insurance Scheme which were paid according to sub-section 4.1(iii) above and release to the employee all other sums contributed by both parties to aforesaid Manager's Insurance Scheme and Keren Hishtalmut Fund.

5. OTHER BENEFITS

5.1 To remove any doubt it is agreed and accepted by the parties, that any bonus program, as much as shall prevail, if at all, cannot be considered an obligation of the Company and the Company has no obligation or commitment to pay payments and/or bonuses and/or any benefit to Employee. Also it is agreed and accepted by the parties, that the Company may, according to criteria of its sole discretion, pay or grant different benefits and/or payments to certain Employees and not to others. Accordingly, Employee declares and confirms upon signing this agreement, that he waives and removes in advance any argument and/or claim, as he may have if at all, for discrimination in bonuses and/or other benefit payments that may be paid to certain employees or any employee and not paid to Employee.

5.2 The employee shall be entitled to be reimbursed for Employee's necessary and actual business expenses in accordance with the Company’s policies, as the same shall change from time to time.

5.3 Employee shall be entitled to that number of vacation days per year set forth in Exhibit A. The employee will have to use at least 10 vacation days each year (out of which, 5 days will have to be consecutive). The Company shall be entitled to direct use of the vacation days, at its discretion. In the event that the demands of Employee's activities preclude or limit the ability of the Employee to actually use all or part of such vacation in any year, the Employee shall be entitled to the balance of such vacation only in the next succeeding three years or, if unable to take the balance in these next succeeding years, to receive an amount equal to the rate of Salary then applicable to the vacation time not taken during such years, subject to applicable law.

5.4 Employee shall be entitled to receive the statutory required “Recreation Pay” (Dmei Havra'a).

5.5          The Company will provide a car (motor 2000) to the Employee (the “Car”), and will bear all of the fixed and variable maintenance costs, including licenses, insurance, gas, repairs, etc., but excluding personal traffic summons and the like. The Car will be leased by the Company, and will be returned to the Company by the Employee immediately upon the termination of the relationship between the Company and the Employee. Under no circumstances shall the Employee have a lien on the Car. Use of the Car at all times and payment of Early Return Fine shall be subject to the Company policies regarding the use of the Car, as these shall be in effect from time to time.

5.6 Employee shall be entitled to full sick leave payments.

6. STOCK OPTIONS.

The company shall grant the Employee options, pending BOD resolution, at a discount of present share price as set forth in Exhibit A. They are subject to ESOP of the company.

Any future grant of stock options shall be subject to such terms as the Board of Directors or its Committee in its sole discretion shall specify at the time of grant.

7. TERMINATION

a.         This Agreement may be terminated by either party with or without cause on the terms and conditions contained herein.

b. During such notice period, the Company shall maintain the option to either employ Employee or renounce such employment, at any time during the notice period

c.         Notwithstanding the terms of the above subsection b, the Company may terminate this agreement for cause, without giving Employee any notice period and with immediate effect, upon the occurrence of one or more of the causes as detailed in the following subsections. . In the event of termination for such cause, Employee shall not be entitled to receive any distribution of the Insurance Program, or any other severance benefit, except to the extent required by applicable law.

(i)         Employee has committed any act of moral turpitude or dishonesty vis-à-vis the Company or any of its affiliates, customers, suppliers or service providers, including but not limited to theft, fraud, embezzlement, breach of trust or fiduciary duty;

(ii)         Employee is found by the Company to have been in willful neglect of his duty hereunder or Employee committed any material breach of this Agreement other than a breach which is eligible for remedy and is remedied forthwith by Employee at the Company’s request;

(iii)         Employee has been arrested or convicted for the commission of any crime involving an act of moral turpitude; or

(iv) Employee has violated one or more of the restrictions set forth herein regarding confidentiality, inventions, work products and non-competition.

(v)         Employee has been involved in a conduct for which according to the Israeli labor law, employers are entitled to terminate work relations with employees without the obligation to pay severance payments.

d.         In the event Employee elects to terminate this Agreement, he shall give a written notice to the Company at least 30 days in advance.

e.         Upon termination of this Agreement for any reason, Employee shall immediately return to the Company any equipment, including company car if same supplied to him as part of work benefits, documentation and moneys advanced to him by the Company, and/or by any affiliate, customer or supplier, as well as all other items, documents and materials as required hereunder. In the event Employee fails to do so, the Company shall be entitled, as much as it is in compliance with Israeli labor laws, to withhold any salary payments, distribution of the Insurance Program, or other severance benefit, if any, due hereunder until such time as Employee shall have complied fully with the provisions of this subsection.

f.         In the event that Employee owes the Company money at the time of the termination of this Agreement, the Company shall be entitled, as much as it is in compliance with Israeli labor laws, to offset the amount owed by Employee from his last salary payment or any other payment due to him prior to termination including any unreimbursed legitimate business expenses for which Employee is entitled to reimbursement under this Agreement.

8. DUTIES.

Employee shall serve as VP Research and shall be responsible for the overall Research and Technologies programs of all of the company products and other functions as the Chief Executive Officer of the Company shall from time to time determine. The Employee shall comply, in the performance of his duties with the policies of the Company.

9. REPRESENTATIONS AND AGREEMENTS.

Employee represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

10. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a) Employee shall not, during the term of this Agreement, or at any time following termination of this Agreement, directly or indirectly, disclose, permit to be known or make accessible (other than as is required in the regular course of his duties or is required by law (in which case Employee shall give the Company prior written notice of such required disclosure) or with the prior written consent of the CEO), to any person, firm or corporation, any confidential information acquired by him during the course of, or as an incident to, his employment. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any confidential information which thereafter becomes publicly available other than pursuant to a breach of this Section 10(a) by Executive.

(b) All information and documents relating to the Company and its affiliates as hereinabove described (or other business affairs) shall be the exclusive property of the Company, and Employee shall use commercially reasonable best efforts to prevent any publication or disclosure thereof. Upon termination of Employee's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Employee's possession or control shall be returned and left with the Company.

11. SPECIFIC PERFORMANCE.

Emplyee agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Section 9,10 (the "Restrictive Covenant"), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Notwithstanding the foregoing, nothing herein shall constitute a waiver by Employee of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred.

12. AMENDMENT OR ALTERATION.

No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

13. GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Israel applicable to agreements made and to be performed therein.

14. SEVERABILITY.

The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

15. NOTICES.

Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of 2 days after the date of the delivery or mailing.

16. WAIVER OR BREACH.

It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

17. ENTIRE AGREEMENT AND BINDING EFFECT.

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns. Notwithstanding the foregoing, all prior agreements between Employee and the Company relating to the confidentiality of information, trade secrets, patents and stock options shall not be affected by this Agreement.

18. SURVIVAL.

The termination of Employee's employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections, 10, and 11 hereof.

19. FURTHER ASSURANCES.

The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

20. HEADINGS.

The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

NANO VIBRONIX (ISRAEL) LTD.

By:	/s/ Harold Jacob

/s/ Jona Zumeris
Employee

Exhibit A

To Personal Employment Agreement by and between NanoVibronix Ltd.and the Employee whose name is set forth herein

Name of Employee:	Dr. Jona Zumeris
ID No. of Employee	303996086
Address of Employee	16/8 Mor, Haifa
Position in the Company	VP Technology
Employment Date	1.9.2004
Salary	19.500
Options and Vesting Schedule:
Vacation Days Per Year:	15

The Company: NANO VIBRONIX /s/ Harold Jacob By: HAROLD JACOB Title: CEO	Employee: (print name): Dr. Jona Zumeris Signature: /s/ Jona Zumeris